Exhibit 99.1

NEWS RELEASE	Contacts:	Jim Harp, CFO
12-002		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES APPOINTMENT OF NEW DIRECTOR

February 15, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) announced today that Nicholas L. Swyka has been appointed to its Board of Directors (the “Board”), effective February 14, 2012. In connection with Mr. Swyka’s appointment, the size of the Board was increased from eight to nine members.

Mr. Swyka, 67, has over 30 years of energy related investment banking experience. From September 1999 until his retirement in June 2011, he served as Vice Chairman of Simmons and Company International (“Simmons”), one of the largest investment banks providing services exclusively to the energy industry. During this time, Mr. Swyka also served on Simmons’ Executive Management, Compensation and Underwriting Committees. From January 1987 until September 1999, he served as Managing Director and Co-Head of Investment Banking for Simmons. During that time, he functioned as senior team leader advising the Boards of Directors of both public and private energy companies on a significant number of transactions, including mergers, acquisitions and divestitures, as well as capital market transactions. Mr. Swyka continues to serve as an Advisory Director pursuant to a consulting agreement with Simmons. Mr. Swyka also currently serves as an Advisory Director to the University of Texas Marine Science Institute and the National Ocean Industry Association (“NOIA”).

Todd Hornbeck, Chairman, President and CEO, commented, “We are very pleased that Mr. Swyka has joined our board. Nick brings to our Board significant industry experience, critical insights into the issues facing the global oil and gas industry, a proven track record of providing financial advisory services to the growing energy service sector and a personal knowledge of the history and the accomplishments of our Company.”

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of 80 vessels primarily serving the energy industry.

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006